Exhibit 99.1

For Investor Relations Inquiries:

Raphael Gross of ICR

203.682.8253

For Media Inquiries:

Brian Little of Bojangles’ Restaurants, Inc.

704.519.2118

Bojangles’, Inc. Appoints Current Director James “Randy” Kibler

as Interim President and CEO

Company Accepts Resignation from Clifton Rutledge

CHARLOTTE, N.C. — (Globe Newswire) — March 5, 2018 — Bojangles’, Inc. (Bojangles’) (NASDAQ: BOJA) today announced that the Board of Directors has appointed James “Randy” Kibler as Interim President and CEO following the resignation of Clifton Rutledge for personal reasons. The Board of Directors will also initiate a search for a permanent President and CEO.

Mr. Kibler has been a Director of the Company since August 2011 and served as a Director and Non-Executive Chairman from February 2014 to June 2016. Prior to this, from September 2007 to January 2014, Mr. Kibler served as President, CEO, and Director for Bojangles’ Restaurants, Inc., the Company’s subsidiary. Mr. Kibler was previously President of Kibler-Mitchell Enterprises, Inc., a restaurant company in Spartanburg, South Carolina, from September 1996 to April 2011.

William Kussell, Director and Non-Executive Chairman of the Board, stated, “We appreciate Randy stepping into these roles on a temporary basis. The Board is fully confident in his ability to lead the Bojangles’ team until we can complete the process of identifying a suitable replacement. Randy possesses extensive management experience in the casual dining and quick-service restaurant sectors, franchisee expertise, and a deep understanding of operations. Additionally, his familiarity and leadership as our previous President and CEO is ideal for ensuring a smooth and orderly transition during this interim period. We would also like to thank Clifton for his dedicated service to Bojangles’ and respect his personal decision to resign. We wish him all the best.”

Randy Kibler, Interim President and CEO, said, “I appreciate the opportunity to accept this expanded role with the Company and look forward to working with the Board and the talented management team in continuing to build upon the strong brand and reputation we have established at Bojangles’.”

Clifton Rutledge added, “After 40 years in the restaurant industry including four plus years as President and CEO of Bojangles’, I have decided it’s time to step down and take some time to enjoy my family. I have enjoyed being a part of growing the brand’s footprint throughout the Southeast, and also the development of the talented teams both at the Support Center and in the field. I am confident the team at Bojangles’ will carry forward this great brand into the future, and I look forward to watching its growth, just from a different seat.”

About Bojangles’, Inc.

Bojangles’, Inc. is a highly differentiated and growing restaurant operator and franchisor dedicated to serving customers high-quality, craveable food made from our Southern recipes, including breakfast served All Day, Every Day. Founded in 1977 in Charlotte, N.C., Bojangles’® serves menu items such as made-from-scratch biscuit breakfast sandwiches, delicious hand-breaded bone-in chicken, flavorful fixin’s (sides) and Legendary Iced Tea®. At September 24, 2017, Bojangles’ had 749 system-wide restaurants, of which 316 were company-operated and 433 were franchised restaurants, primarily located in the Southeastern United States. For more information, visit www.bojangles.com or follow Bojangles’ on Facebook and Twitter.